UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Abraxis BioScience, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of a communications memo circulated on June 30, 2010 in connection with the proposed transaction between Abraxis BioScience, Inc. and Celgene Corporation.

To all Abraxis Bioscience Employees:

Today marks yet another milestone for our company and I’d like to share my enthusiasm about our news.

As we announced earlier this morning, Abraxis BioScience has entered into a definitive merger agreement for Celgene Corporation (NASDAQ: CELG) to acquire Abraxis.

Celgene, headquartered in Summit, NJ, is a global integrated biopharmaceutical company primarily engaged in the discovery, development and commercialization of innovative therapies designed to treat cancer and immune-inflammatory related diseases.

With Celgene’s mission of becoming a global leader in oncology, Abraxis is an exceptional strategic fit. For Abraxis, joining forces with Celgene provides us with an ideal partner to expand the reach of the ABRAXANE® oncology franchise, as well as products derived from our proprietary nab® tumor targeting technology. We have built an outstanding organization and I believe our team is one of the complementary assets that make this combination so compelling.

Currently, we expect to complete the transaction in the fourth quarter of 2010. In the meantime, we will be operating Abraxis under the existing leadership.

Terms of the agreement and additional details may be found in the accompanying news announcement. An archived webcast of an investor conference call held at 9:00 a.m. EDT this morning regarding the agreement, along with accompanying slides, may be found online at www.celgene.com.

I am extremely excited about today’s news, and our future. I want to extend my appreciation to all of you for your hard work and dedication. The Abraxis BioScience team is one of the most committed and driven that I have seen and had the pleasure to work alongside. The leadership and I will continue to provide updates on the merger as they become available and we look forward to sharing additional insights and thoughts in the coming weeks.

Patrick

Important Information:

Celgene will file a registration statement, and Abraxis Bioscience will file a proxy statement, with the Securities and Exchange Commission (SEC) relating to the proposed transaction. Abraxis stockholders are advised to read the registration and proxy statements when they become available because they will contain important information. Investors may obtain a free copy of the registration and proxy statements (when they become available) and other relevant documents filed by Celgene and Abraxis with the SEC at the SEC’s Web site at http://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey, 07901, Attention: Investor Relations, or Abraxis Bioscience Inc., 11755 Wilshire Blvd., Los Angeles, CA, 90025, Attention: Investor Relations.

Abraxis and its directors and executive officers will be deemed to be participants in the solicitation of proxies from the Abraxis stockholders in connection with the proposed transaction. Information concerning the interests of Abraxis’ participants in the solicitation, which may be different than those of Abraxis’ stockholders generally, is set forth in the amendment filed with the SEC on April 26, 2010, to Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009, and will be described in the proxy statement relating to the merger.